Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

April 22, 2010

Dear Shareholder:

In June 2006 the board of directors of Behringer Harvard Opportunity REIT I, Inc. first declared distributions at an annualized rate of 2%.  In December 2006, the board then determined to increase the distribution rate to 2.5%, and then in March 2007 again increased the distribution to 3%.  For those who had invested in the REIT by that time, you may recall that we also made a special distribution in January 2007 to shareholders of record on December 31, 2006 as a REIT must pay out 90% of its taxable income to shareholders and we had excess monies to distribute in order to comply with this rule.  From April 2007, the board has maintained distributions uninterrupted at the 3% level, despite the fact that most major institutional real estate sponsors and REITs have lowered or eliminated distributions due to the effects of the severe recession and disruption in the debt and real estate capital markets.

Because of the capital intensive nature of an opportunity style fund like ours, which generally acquires assets with the intention of spending capital to enhance and reposition these assets for appreciation, coupled with the fact that despite two years of virtual shut down, the debt/lending markets have not returned to normalcy, our board of directors has determined it is in the best interest of our shareholders to take additional capital preservation measures.  This will help enable us to fund the upcoming capital needs of our acquired properties and manage our debt so as to help achieve the REIT’s investment objectives.

For these and other capital preservation focused reasons, our board has set the distribution rate for the first quarter of 2010 at $0.025 per share, which is a 1% annualized rate based on a purchase price of $10.00 per share.  This distribution will be payable in May to shareholders of record as of March 31, 2010.

This decision comes partially as a result of the current capital needs due to exciting progress on several assets in our portfolio, including our new lease with Cinemark to develop a 12-screen Cinemark Theater at our Frisco Square planned community project and our plans to redevelop a vacant building at our Santa Clara Tech Center project into a turnkey data center in response to changing data center tenant demand in the Silicon Valley.  We are also making progress on extending or refinancing loans coming due this year on several of our properties.  In normal credit market conditions, we would be able to finance the capital needed to build the theater and complete the data center building or to refinance loans coming due without pay downs.  But we are not in normal economic times so capital other than from operating cash flow and credit facilities will be needed to navigate the weak economy until the commercial real estate markets recover.

When this current severe recession began, our board of directors acted quickly to preserve capital and hold down operating expenses by instituting aggressive measures, including suspending our share redemption program for all redemption requests other than requests due to death, disability or need for confinement to a long-term care facility.  Further, we refinanced or extended all debt that came due in 2009, including extending our Frisco Square land loan, which required a pay down at closing and additional monthly principal payments through maturity, and refinancing our student housing projects at the University of Virginia and Texas Christian University with ten-year Freddie Mac loans, which together with strong leasing of those projects leaves them well positioned for sale later this year.

Although we realize that the majority of our shareholders did not invest in this REIT for current income as evidenced by the fact that historically more than 70% of our shareholders reinvest their distributions, we still take matters of cash distributions very seriously.  Because of this, our board decided to continue our distribution but at a lower rate to reflect the capital preservation posture the REIT believes is prudent at this time.

Our management remains committed to maximizing the value of the investments made by the REIT as well as the return it can provide to our shareholders.  We believe lowering the distribution rate will assist our REIT in maintaining liquidity and best enable us to fulfill the capital needs of our acquired assets, to meet potential financial challenges, as well as in positioning us to emerge from these difficult economic times as a stronger company.

Should you have questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely,

Robert M. Behringer Chairman of the Board Behringer Harvard Opportunity REIT I, Inc.	Robert S. Aisner President and Chief Executive Officer Behringer Harvard Opportunity REIT I, Inc.

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main: 866.655.3650 (toll-free)
Fax: 866.655.3610 (toll-free)